Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Secures $50 Million Committed Equity Financing Facility
with Azimuth Opportunity, Ltd.
Mountain View, California — March 31, 2008 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has obtained a committed equity financing facility under which it may sell up to $50 million of its registered common stock to Azimuth Opportunity, Ltd. over a 24-month period. Alexza is not obligated to utilize any of the $50 million facility and remains free to enter into and consummate other equity and debt financing transactions.
“This flexible financing facility is an important addition to our portfolio of financing options, giving us the ability to raise capital quickly and at a competitive cost, and potentially to manage dilution more effectively by issuing shares in multiple tranches at times of our choosing over the next 24 months,” said August J. Moretti, Senior Vice President and Chief Financial Officer of Alexza. “We believe these advantages could benefit Alexza and our stockholders as we continue to execute our business plan. This equity line of credit, in addition to our existing capital resources, now gives us the ability to support operations through the end of the first quarter of 2010.”
“In addition to starting our first Phase 3 study with AZ-004 (Staccato® loxapione), this transitional year in our history includes moving into the early commercial planning for the manufacturing, regulatory submissions, and potential sales and marketing of AZ-004,” said Thomas B. King, President and CEO of Alexza. “We expect out first AZ-004 Phase 3 clinical trial to take approximately 12 months to enroll, so we anticipate the top line data from this study could be available in Q2 2009”
Alexza will determine, at its sole discretion, the timing, the dollar amount and the floor price per share of each draw under this facility, subject to certain conditions. When and if Alexza elects to use the facility, Alexza will issue shares to Azimuth at a small discount to the volume weighted average price of Alexza’s common stock over a preceding period of trading days. Reedland Capital Partners, an Institutional Division of Financial West Group will act as placement agent and receive a fee for its services at the time of any draw under the facility. Any shares sold under this facility will be sold pursuant to a shelf registration statement declared effective by the Securities and Exchange Commission on April 16, 2007.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.
About Alexza Pharmaceuticals
Alexza Pharmaceuticals is an emerging specialty pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
Alexza has six product candidates in clinical development. Alexza’s lead program, AZ-004 (Staccato loxapine) for the treatment of acute agitation in schizophrenic or bipolar disorder patients, is in Phase 3 testing. AZ-001 (Staccato prochlorperazine) for the acute treatment of migraine headaches has completed Phase 2 testing. AZ-104 (Staccato loxapine) for the acute treatment of migraine headaches and AZ-002 (Staccato alprazolam) for the acute treatment of panic attacks associated with panic disorder are in Phase 2 testing. Product candidates in Phase 1 testing include AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain, which is partnered with Endo Pharmaceuticals in

North America, and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza is available online at www.alexza.com.
Safe Harbor Statement
The anticipated conference call will contain forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission, including the risks under the headings: “We expect to continue to incur substantial and increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.” and “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.” Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President & CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com